Exhibit 10.5

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

SECOND AMENDMENT TO PROGRAM AGREEMENT

This SECOND AMENDMENT (“Second Amendment”) to the September 19th, 2007, Program Agreement (the “Agreement”) by and between Republic Bank & Trust Company (“Republic”), a Kentucky banking corporation, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, is effective as of the 23rd day of November, 2009.

RECITALS

WHEREAS, Republic and JHI entered into the Agreement on September 19, 2007.

WHEREAS, Republic and JHI amended the Agreement on December 2, 2008.

WHEREAS, Republic and JHI desire to Amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Republic and JHI do hereby agree to amend the Agreement as follows:

AMENDMENTS

1.	Section 1.1 (b) is modified to read as follows:

(b)	“Customer” shall mean a Jackson Hewitt Tax Service customer that was also a customer of a financial institution that provided financial products facilitated by EROs and such customer received a RAL or a funded Federal AR from such financial institution. Under this Agreement, an AR is considered to be funded if all bank fees are earned by Republic in the current year. For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer.”

2.	Section 2.1 (c) is modified to read as follows:

(c)	For Tax Season 2010, Republic shall be the exclusive provider of Refund Anticipation Loans and Assisted Refunds to Jackson Hewitt Tax Service Customers for all locations operated in the following states: Florida, Kentucky, Oklahoma and Texas (For purposes of the 2010 Tax Season such ERO locations shall be referred to as “Designated ERO Locations”). Notwithstanding the foregoing and any other provision in the Agreement to the contrary, for Tax Season 2010, the Designated ERO Locations shall be permitted to accept applications for Money Now Loans by another financial institution designated by JHI, and the related Refund Anticipation Loan (and in the case of denials, the related Assisted Refund). In addition, it is understood that this Agreement solely relates to the provision of services to Customers in Designated ERO Locations by Jackson Hewitt Tax Service tax preparers and not any other method of distribution (e.g. online tax preparation services).

3.	Section 2.2 (c) is modified to read as follows:

(c)	For Tax Season 2010, JHI shall designate Republic as the sole and exclusive Refund Anticipation Loan and Assisted Refund provider under the Program for the Designated ERO Locations, subject to the provisions of Section 2.1 (c) of the Agreement, as amended. [*]

4.	Section 4 (c) is modified to read as follows:

(c)	For the 2010 Tax Season, Republic shall pay to JHI [*]

5.	The following language is added to Section 4:

(g)	Republic shall have the right to withhold the February and/or March payments under Section 4 (d) of this Agreement if Republic, reasonably determines (i) on February 26, 2010 that there has been a material adverse change that will likely result in the Designated ERO Locations failing to provide services to [*], (ii) on or before March 31, 2010 that the Republic Customers who have obtained RALs during the 2010 Tax Season will likely have, in the aggregate, a RAL delinquency in excess of [*] on August 31, 2010, or (iii) on or before March 31, 2010 that due to JHI’s, JHTSL’s, and/or a Designated ERO’s lack of compliance with Republic’s policies and procedures, Republic has and/or will likely be required to conduct additional audits, take corrective action and/or incur regulatory fines or penalties, or suffers or will likely suffer other additional financial costs due to such noncompliance; and in each case of (i), (ii) and/or (iii) above, to the extent Republic has, or reasonably expects to, suffer such resulting harm. Any such determinations shall be made in good faith by Republic and are subject to providing JHI with written notice no later than the date defined in each section of such determination including a detailed explanation of the reasons for such determination and detail of harm incurred or expected to be incurred. In the event Republic exercises this Section 4 (g), the parties agree to immediately begin dispute resolution proceedings as described in Section 15 of this Agreement. In the event any such notice is given, Republic shall have a duty to provide updates to JHI (and any additional information or documentation reasonably requested by JHI) regarding such resulting harm, including, without limitation, actual costs, expenses and losses and to deliver to JHI any amount withheld in excess of such actual costs, expenses and losses. JHI shall have the right to seek confirmation of such claims, by audit or otherwise. This section is in addition to and does not replace or negate the provisions of Section 9.4 of this Agreement.

6.	Section 6.10 is deleted in full from the Agreement.

7.	Section 9.4 (i)(c) is modified to read as follows:

(c)	[*], or

8.	Republic and JHI enter into this Second Amendment only for the purposes stated herein. Unless otherwise amended herein, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT INC.

By:	/s/ Mike Keene	By:	/s/ Harry W. Buckley
	Mike Keene	Name:	Harry W. Buckley
	Senior Vice President	Title:	President and Chief Executive Officer